Exhibit 10.1

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

COBANK, ACB
(AS LENDER AND AS AGENT)

WITH

FGDI, L.L.C.
(BORROWER)

March 28, 2006

	TABLE OF CONTENTS

I. DEFINITIONS.		1

1.1	Accounting Terms.	1

1.2	General Terms.	1

1.3	Uniform Commercial Code Terms.	24

1.4	Certain Matters of Construction.	25

II. ADVANCES, PAYMENTS.		26

2.1	Revolving Advances.	26

2.2	Procedure for Revolving Advances Borrowing.	26

2.3	Disbursement of Revolving Advance Proceeds.	28

2.4	Term Advances.	29

2.5	Procedure for Term Advances Borrowing.	29

2.6	Letters of Credit.	29

2.7	Issuance of Letters of Credit.	30

2.8	Requirements For Issuance of Letters of Credit.	30

2.9	Disbursements, Reimbursement.	31

2.10	Repayment of Participation Advances.	32

2.11	Documentation.	32

2.12	Determination to Honor Drawing Request.	33

2.13	Nature of Participation and Reimbursement Obligations.	33

2.14	Indemnity.	34

2.15	Liability for Acts and Omissions.	35

2.16	Maximum Advances.	36

2.17	Repayment of Advances.	36

2.18	Repayment of Excess Advances.	37

2.19	Statement of Account.	37

i

2.20	Additional Payments.	37

2.21	Manner of Borrowing and Payment.	38

2.22	Mandatory Prepayments.	39

2.23	Use of Proceeds.	40

2.24	Defaulting Lender.	40

III. INTEREST AND FEES.		41

3.1	Interest.	41

3.2	Letter of Credit Fees.	41

3.3	Unused Availability Fee.	42

3.4	Broken Funding Surcharge.	42

3.5	Computation of Interest and Fees.	43

3.6	Maximum Charges.	43

3.7	Increased Costs.	43

3.8	Basis For Determining Interest Rate Inadequate or Unfair.	44

3.9	Capital Adequacy.	44

3.10	Gross Up for Taxes.	45

3.11	Withholding Tax Exemption.	45

3.12	CoBank Participation Certificates.	46

IV. COLLATERAL: GENERAL TERMS		47

4.1	Security Interest in the Collateral.	47

4.2	Perfection of Security Interest.	47

4.3	Disposition of Collateral.	48

4.4	Preservation of Collateral.	48

4.5	Ownership of Collateral.	48

4.6	Defense of Agent’s and Lenders’ Interests.	49

4.7	Books and Records.	50

4.8	Financial Disclosure.	50

4.9	Compliance with Laws.	50

4.10	Inspection of Premises.	50

4.11	Insurance.	51

4.12	Failure to Pay Insurance.	51

4.13	Payment of Taxes.	52

4.14	Payment of Leasehold Obligations.	52

4.15	Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations.	52

4.16	Inventory.	55

4.17	Maintenance of Equipment and Real Property.	55

4.18	Exculpation of Liability.	56

4.19	Environmental Matters.	56

4.20	Financing Statements.	58

V. REPRESENTATIONS AND WARRANTIES.		58

5.1	Authority.	58

5.2	Formation and Qualification.	59

5.3	Survival of Representations and Warranties.	59

5.4	Tax Returns.	59

5.5	Financial Statements.	60

5.6	Entity Name.	60

5.7	O.S.H.A. and Environmental Compliance.	61

5.8	Solvency; No Litigation, Violation, Indebtedness or Default.	61

5.9	Patents, Trademarks, Copyrights and Licenses.	62

5.10	Licenses and Permits.	63

5.11	Default of Indebtedness.	63

5.12	No Default.	63

5.13	No Burdensome Restrictions.	63

5.14	No Labor Disputes.	64

5.15	Margin Regulations.	64

5.16	Investment Company Act.	64

5.17	Disclosure.	64

5.18	Swaps.	64

5.19	Conflicting Agreements.	64

5.20	Application of Certain Laws and Regulations.	65

5.21	Business and Property of Borrower.	65

5.22	Anti-Terrorism Laws.	65

5.23	Trading with the Enemy.	66

5.24	Federal Securities Laws.	66

VI. AFFIRMATIVE COVENANTS.		66

6.1	Payment of Fees.	66

6.2	Conduct of Business and Maintenance of Existence and Assets.	66

6.3	Violations.	67

6.4	Government Accounts.	67

6.5	Financial Covenants.	67

6.6	Execution of Supplemental Instruments.	67

6.7	Payment of Indebtedness.	67

6.8	Standards of Financial Statements.	68

6.9	Federal Securities Laws.	68

VII. NEGATIVE COVENANTS.		68

7.1	Merger, Consolidation, Acquisition and Sale of Assets.	68

7.2	Creation of Liens.	68

7.3	Guarantees.	68

7.4	Investments.	68

7.5	Loans.	69

7.6	Capital Expenditures.	69

7.7	Distributions.	69

7.8	Indebtedness.	69

7.9	Nature of Business.	70

7.10	Transactions with Affiliates.	70

7.11	Leases.	70

7.12	Subsidiaries.	70

7.13	Fiscal Year and Accounting Changes.	70

7.14	Pledge of Credit.	70

7.15	Amendment of Certificate of Formation, Operating Agreement.	71

7.16	Compliance with ERISA.	71

7.17	Prepayment of Indebtedness.	71

7.18	Anti-Terrorism Laws.	71

7.19	Membership/Partnership Interests.	72

7.20	Trading with the Enemy Act.	72

7.21	Foreign Accounts Restrictions.	72

VIII. CONDITIONS PRECEDENT.		72

8.1	Conditions to Initial Advances.	72

8.2	Conditions to Each Advance.	75

IX. INFORMATION AS TO BORROWER.		76

9.1	Disclosure of Material Matters.	76

9.2	Borrowing Base Certificates and Other Information and Materials to be Delivered to Agent.	76

v

9.3	Environmental Reports.	77

9.4	Litigation.	77

9.5	Material Occurrences.	77

9.6	Government Accounts.	78

9.7	Annual Financial Statements.	78

9.8	Monthly Financial Statements.	78

9.9	Other Reports.	79

9.10	Additional Information.	79

9.11	Projected Operating Budget.	79

9.12	Variances From Operating Budget.	79

9.13	Notice of Suits, Adverse Events.	79

9.14	ERISA Notices and Requests.	80

9.15	Additional Documents.	80

X. EVENTS OF DEFAULT.		81

10.1	Nonpayment.	81

10.2	Breach of Representation.	81

10.3	Financial Information.	81

10.4	Judicial Actions.	81

10.5	Noncompliance.	81

10.6	Judgments.	81

10.7	Bankruptcy.	82

10.8	Inability to Pay.	82

10.9	Affiliate Bankruptcy.	82

10.10	Material Adverse Effect.	82

10.11	Lien Priority.	82

10.12	Cross Default.	82

10.13	Change of Ownership.	83

10.14	Invalidity.	83

10.15	Licenses.	83

10.16	Seizures.	83

10.17	Operations.	83

10.18	Pension Plans.	84

10.19	Foreign Currency Deposits.	84

10.20	Chinese Currency Facility.	84

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.		84

11.1	Rights and Remedies.	84

11.2	Agent’s Discretion.	86

11.3	Setoff.	86

11.4	Rights and Remedies not Exclusive.	86

11.5	Allocation of Payments After Event of Default.	87

XII. WAIVERS AND JUDICIAL PROCEEDINGS.		88

12.1	Waiver of Notice.	88

12.2	Delay.	88

XIII. EFFECTIVE DATE AND TERMINATION.		88

13.1	Term.	88

13.2	Termination.	88

XIV. REGARDING AGENT.		89

14.1	Appointment.	89

14.2	Nature of Duties.	89

14.3	Lack of Reliance on Agent and Resignation.	90

14.4	Certain Rights of Agent.	90

14.5	Reliance.	90

14.6	Notice of Default.	91

14.7	Indemnification.	91

14.8	Agent in its Individual Capacity.	91

14.9	Delivery of Documents.	91

14.10	Borrower’s Undertaking to Agent.	92

14.11	No Reliance on Agent’s Customer Identification Program.	92

14.12	Other Agreements.	92

XV. MISCELLANEOUS.		92

15.1	Governing Law.	92

15.2	Entire Understanding.	93

15.3	Successors and Assigns; Participations; New Lenders.	95

15.4	Application of Payments.	96

15.5	Indemnity.	97

15.6	Notice.	97

15.7	Survival.	99

15.8	Severability.	99

15.9	Expenses.	99

15.10	Injunctive Relief.	100

15.11	Damages.	100

15.12	Captions.	100

15.13	Counterparts; Facsimile Signatures.	100

15.14	Construction.	100

15.15	Confidentiality; Sharing Information.	101

15.16	Publicity.	101

15.17	Certifications From Banks and Participants; USA Patriot Act.	101

15.18	Amendment and Restatement of Previous Loan Documents; No Novation.	102

15.19	Jury Waiver.	103

15.20	Jury Waiver.	104

List of Exhibits and Schedules		106

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

This Revolving Credit, Term Loan and Security Agreement is dated as of March 28, 2006 among FGDI, L.L.C., a limited liability company formed under the laws of the State of Delaware (“Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and CoBANK, ACB (“CoBank”), as agent for Lenders (CoBank, in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lenders and Agent hereby agree as follows:

I. DEFINITIONS.

1.1 Accounting Terms.

As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended August 31, 2005.

1.2 General Terms.

For purposes of this Agreement the following terms shall have the following meanings:

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Adjusted Working Capital” shall mean Working Capital; provided, however, that (i) the amount of cash deposits pledged by Borrower to secure any Letter of Credit shall be excluded from the calculation of Current Assets, and (ii) the outstanding amount of the Term Advances shall be added to the calculation of Current Liabilities.

“Advance Rates” shall mean, collectively, the Eligible Accounts Advance Rate, Eligible Hedge Margin Net Liquidating Valuation Advance Rate, and Eligible Inventory Advance Rate.

“Advances” shall mean and include the Revolving Advances, Letters of Credit, and the Term Advances.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors of such

Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“AFG Asset Management “ shall mean AFG Asset Management Limited.

“AFG Asset Management Investment Facility Letter” shall mean the Investment Facility Letter between Borrower and AFG Asset Management dated May 25, 2005.

“AFG Trust Finance” shall mean AFG Trust Finance Limited.

“AFG Trust Finance Credit Facility Letter” shall mean the Credit Facility Letter between Borrower and AFG Trust Finance dated as of May 25, 2005.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit, Term Loan and Security Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Authority” shall have the meaning set forth in Section 4.19(d).

“Base Rate” shall mean the base commercial lending rate of CoBank as publicly announced by CoBank on the first Business Day of each week, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by CoBank as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by CoBank to any particular class or category of customers of CoBank.

“BBA” shall mean the British Bankers Association.

“Blocked Person” shall have the meaning set forth in Section 5.22(b) hereof.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrower’s Account” shall have the meaning set forth in Section 2.19.

“Borrowing Base Certificate” shall mean a Non-Interim Borrowing Base Certificate, Interim Borrowing Base Certificate, or Pro-Forma Borrowing Base Certificate, as applicable. All of the Borrowing Base Certificates shall be substantially in the form of Exhibit 1.2 duly executed by the President or Chief Financial Officer of the Borrower and delivered to the Agent, appropriately completed, by which, among other things, such officer shall certify to Agent the Formula Amount and calculations thereof, the outstanding amounts of the Revolving Advances and Term Advances, and the Maximum Undrawn Amounts under the outstanding Letters of Credit as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Greenwood Village, Colorado and, if the applicable Business Day relates to any LIBOR Rate Advances, such day must also be a day on which dealings in U.S. Dollar deposits are being carried out in the London interbank market and banks are open for business in New York, New York and London, England.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

“Capitalized Lease Obligation” shall mean any Indebtedness of Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CCC” shall mean the Commodities Credit Corporation.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of control of Borrower to a Person who is not an Original Owner or (b) any merger or consolidation of or with Borrower or sale of all or substantially all of the property or assets of Borrower. For purposes of this definition, “control of Borrower” shall mean the power, direct or indirect (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of Borrower or (y) to direct or cause the direction of the management and policies of Borrower by contract or otherwise.

“Change of Ownership” shall mean (a) 50% or more of the Equity Interests of Borrower or FCStone Group is no longer owned or controlled by a Person who is an Original Owner (including for the purposes of the calculation of percentage ownership, any Equity Interests into which any Equity Interests of Borrower or FCStone Group held by any of the Original Owners are convertible or for which any such Equity Interests of Borrower or FCStone Group or of any other Person may be exchanged and any Equity Interests issuable to such Original Owners upon exercise of any warrants, options or similar rights which may at the time of calculation be held by such Original Owners), provided, however, that ordinary (and nonmaterial sales for control purposes) of the Equity Interests of FCStone Group to the general public in the ordinary course for the of business shall not constitute a “Change of Ownership”), or (b) any merger, consolidation or sale of substantially all of the property or assets of Borrower or FCStone Group, provided that the sale by FCStone Group of any Equity Interests of Borrower to any Person other than Agrex, Inc. or the sale by FCStone Group of any Equity Interests of Borrower that would result in Agrex, Inc. owning more than forty-nine percent (49%) of the Equity Interests of Borrower shall be deemed a sale of substantially all of FCStone Group’s assets.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

“Closing Date” shall mean March 28, 2006 or such other date as may be agreed to by the parties hereto.

“CoBank” shall have the meaning set forth in the preamble to this Agreement and shall include all of its successors and assigns.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean all of Borrower’s present and future assets of any kind, including but not limited to:

(a)	all Accounts;

(b)	all As-extracted Collateral;

(c)	all cash;

(d)	all Chattel Paper including, but not limited to, all Electronic Chattel Paper and Tangible Chattel Paper;

(e) all Commercial Tort Claims including, but not limited to, those described in or otherwise pertaining to the subject of the following litigation: (i) FGDI, L.L.C. v. Portland Systems, Inc., et al., Civil Action No. CV-05-3969, Circuit Court, Mobile County, Alabama; and (ii) FGDI, L.L.C. v. M/V Lorelay, Civil Action No. 1:03-cv-00588-CG-B, United States District

Court for the Southern District of Alabama; and (iii) any appellate proceedings pertaining to any of the foregoing cases;

(f) all Deposit Accounts including, but not limited to, the following Deposit Accounts:

Account No. xxx-xxxxxxx maintained with Wells Fargo Bank Iowa, N.A.;

Account No. xxxxxxxxxx maintained with Frances Slocum Bank;

Account No. xxxxxxxx maintained with AmSouth Bank;

Account No. xxxxxxxx maintained with Fifth Third Bank;

Account No. xxxx-xxxxxxx maintained with Bank of Montreal;

Account No. xx-xxxx-xxx-x maintained with UMB Bank;

Account No. x-xxx-xxxxxxxxx maintained with Wachovia Bank, N.A.;

Account No. xxx-xxxxxxx maintained with Wells Fargo Bank Minnesota, N.A.;

Account No. xxx-xx-xx maintained with Royal Bank of Canada;

Account No. xxxxxxxxxx maintained with CoBank;

Account No. xxxxxxxxx maintained with CoBank;

Account No. xxxxxxxxx maintained with CoBank;

Account No. xxxxxxxxx maintained with CoBank;

Account No. xxxxxxxxx maintained with CoBank;

Account No. xxxxxxxxx maintained with CoBank; and

Account No. xxxxxxxxx maintained with CoBank;

(g) all Documents including, but not limited to, all bills of lading, bills of shipping, and warehouse receipts;

(h) all Equipment including, but not limited to, all machinery, tools, motor vehicles, office equipment, furniture, and furnishings;

(i) all Farm Products including, but not limited to, all livestock, poultry, crops, and the offspring and products thereof;

(j) all Fixtures;

(k) all General Intangibles including, but not limited to, all Payment Intangibles, reclamation rights and rights of stoppage in transit, patents, copyrights, trademarks, Software, other intellectual property, licenses, other governmental permits, and tax refunds;

(l) all Goods;

(m) all Instruments including, but not limited to, all Promissory Notes and all of Borrower’s participation certificates, equity interests, and patronage and other rights in CoBank and all Subsidiary Stock;

(n) all Inventory including, but not limited to, all raw materials, work-in-process, finished products, and bailed or consigned inventory;

(o) all Investment Property including, but not limited to, all securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts;

(p) all Letter of Credit Rights;

(q) all Supporting Obligations;

(r) all commodities accounts maintained with FCStone Trading including, but not limited to, Account Nos. xxxx xxxxx, xxxx xxxxx, xxxx xxxxx, xxxx xxxxx, and xxxx xxxxx;

(s) all commodities accounts maintained with FCStone, LLC including, but not limited to, Account Nos. xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxx, xxxx, xxxx, xxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxx, xxxxx, xxxxx, xxxxx, xxxxx, xxxx, xxxxx, xxxxx, xxxxx, xxxxx, and xxxxx;

(t) all real property, leases, easements, licenses, hereditaments, and other real property rights of any kind (including, but not limited to, the Real Property and Leasehold Interests);

(u) all water rights including, but not limited to, all water stock, well rights, and ditch rights;

(v) all accessions, accessories, additions, attachments, spare parts, amendments, extensions, modifications, replacements, and substitutions to and for any of the foregoing;

(w) all ledger sheets, ledger cards, files, correspondence, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks, and other books and records pertaining to any of the foregoing; and

(x) all cash and non-cash Proceeds (including, but not limited to, all insurance proceeds and eminent domain and condemnation proceeds) and products of any of the foregoing.

“Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(c) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Certificate” shall mean a compliance certificate to be signed by the President or Chief Financial Officer of Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such Default or Event of Default and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contract Rate” shall mean, as applicable, the Revolving Advances Rate or the Term Advances Rate.

“Controlled Group” shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Current Assets” at a particular date, shall mean all cash, cash equivalents, accounts and inventory of Borrower and all other items which would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the Ordinary Course of Business and would otherwise constitute current assets in conformity with GAAP, (b) any Equity Interests issued by an Affiliate of Borrower, or (c) the cash surrender value of any life insurance policy.

“Current Liabilities” at a particular date, shall mean all amounts which would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower, as at such date, but in any event including the amounts of (a) all Indebtedness of Borrower payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of Borrower (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period.

“Customer” shall mean and include the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Advance” shall mean any Advance that bears interest based upon the Base Rate.

“Drawing Date” shall have the meaning set forth in Section 2.9(b) hereof.

“EBITDA” shall mean for any period the sum of (i) net income (or loss) of Borrower for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of Borrower for such period, plus (iii) all charges against income of Borrower for such period for federal, state and local taxes actually paid, plus (iv) depreciation expenses for such period, plus (v) amortization expenses for such period.

“Eligible Accounts” shall mean and include with respect to Borrower, each Account of Borrower arising in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible Account, based on such considerations as Agent may from time to time deem appropriate. An Account shall not be deemed eligible unless such

Account is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Account shall be an Eligible Account if:

(a) it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower;

(b) it is due or unpaid more than sixty (60) days after the relevant Settlement Date; provided, however, that solely with respect to a sale to a Customer outside of the continental United States of America that is guarantied by the CCC, it is due or unpaid one hundred twenty (120) days or more after the relevant Settlement Date;

(c) fifty percent (50%) or more of the Accounts from such Customer are not deemed Eligible Accounts hereunder. Such percentage may, in Agent’s sole discretion, be increased or decreased from time to time;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached;

(e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) the sale is to a Customer outside the continental United States of America and Canada unless the sale is guarantied (i) 100% by a letter of credit in form and substance and from a financial institution acceptable to Agent in its sole discretion, (ii) at least 90% by an insurance policy in form and substance and from an insurance company acceptable to Agent in its sole discretion, or (iii) at least 65% by the CCC on terms and conditions acceptable to Agent in its sole discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) Agent believes, in its sole judgment, that collection of such Account is insecure or that such Account may not be paid by reason of the Customer’s financial inability to pay;

(i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such

Account to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

(j) the goods giving rise to such Account have not been delivered to and accepted by the Customer or the services giving rise to such Account have not been performed by Borrower and accepted by the Customer or the Account otherwise does not represent a final sale; provided, however, that an Eligible Account may include an Account where: (i) the Borrower and Customer have agreed upon the quantity, quality, and purchase price for the wheat, corn, milo, soybeans, soybean oil, oats and barley to be delivered to the Customer (subject to ordinary course of business adjustments, if any, made at the time such goods actually are weighed and inspected by or on behalf of Customer), title to such goods has passed to the Customer, and Borrower’s accountants have agreed to treat such Account as an account (and not inventory or another type of asset) on its financial statements, (ii) the Borrower and the Customer have prepaid such portions of the purchase and resale prices for such goods as may be acceptable to Agent in its sole discretion; (iii) such goods are in transit directly from the supplier to a Customer via a common carrier and are insured for the full value thereof; (iv) the bill(s) of lading and insurance for such goods are in form and substance acceptable to Agent; (v) the original bill(s) of lading pertaining to such goods have been sent to the Customer and, upon its request, copies of such bill(s) of lading have been provided to Agent; (vi) such goods comply with all of the other requirements for Eligible Inventory besides their in-transit nature and the passage of title to the Customer; and (vii) Borrower has notified Agent of the special conditions pertaining to such Account at all times;

(k) the Accounts of the Customer exceed a credit limit determined by Agent, in its sole discretion, to the extent such Account exceeds such limit;

(l) the Account is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of Borrower or the Account is contingent in any respect or for any reason;

(m) Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Account is not payable to Borrower; or

(p) such Account is not otherwise satisfactory to Agent as determined in good faith by Agent in its sole discretion.

“Eligible Accounts Advance Rate” shall have the meaning set forth in the definition of “Formula Amount”.

“Eligible Hedge Margin Accounts “ shall mean and include with respect to Borrower, each hedge margin account maintained in Borrower’s name with FCStone, LLC or FCStone Trading in the Ordinary Course of Business and which Agent, in its sole credit judgment, shall deem to be an Eligible Hedge Margin Account, based on such considerations as Agent may from time to time deem appropriate. A hedge margin account shall not be deemed an Eligible Hedge Margin Account unless such hedge margin account is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances). In addition, no hedge margin account shall be an Eligible Hedge Margin Account if:

(a) the hedge margin account involves any commodities besides wheat, corn, fertilizer, soybeans, oats, and barley;

(b) the hedge margin account involves any commodities exchange besides the Chicago Board of Trade, Minneapolis Grain Exchange and Kansas City Board of Trade;

(c) Borrower and FCStone, LLC or FCStone Trading, as applicable, have not executed and delivered to Agent control agreements with respect to such hedge margin account in form and substance acceptable to Agent in its sole discretion;

(d) any covenant, representation or warranty contained in this Agreement with respect to such hedge margin account has been breached;

(e) FCStone, LLC or FCStone Trading, as applicable, shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

(f) such hedge margin account is subject to any offset, deduction, defense, dispute, or counterclaim besides standard commissions, margin calls, and expenses payable to FCStone, LLC or FCStone Trading in the Ordinary Course of Business or the standard netting of the cumulative results from all of Borrower’s hedge margin accounts with FCStone, LLC or FCStone Trading in the Ordinary Course of Business; or

(g) such hedge margin account is not otherwise satisfactory to Agent as determined in good faith by Agent in its sole discretion.

“Eligible Hedge Margin Net Liquidating Valuation “ shall mean the net amounts that would be payable to Borrower from the margin deposits maintained by Borrower in connection with the Eligible Hedge Margin Accounts upon the closure of such Eligible Hedge Margin Accounts on the date of calculation.

“Eligible Hedge Margin Net Liquidating Valuation Advance Rate” shall have the meaning set forth in the definition of “Formula Amount”.

“Eligible Inventory” shall mean and include Inventory belonging to Borrower and consisting of wheat, corn, milo, soybeans, soybean oil, oats, barley, and fertilizer valued at the net market value, determined on a last-in-first-out basis, which is not, in Agent’s opinion, obsolete, slow moving or unmerchantable and which Agent, in its sole discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Inventory if it (i) does not conform to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use or sale thereof, (ii) is in transit to any of Borrower’s Customers, (iii) is in transit to Borrower unless title for such Inventory has passed to Borrower, such Inventory is being shipped directly to Borrower by common carrier and is insured for the full value thereof, the bill(s) of lading and insurance for such Inventory are in form and substance acceptable to Agent, the original bill(s) of lading pertaining to such goods have been sent to Borrower and, upon Agent’s request, copies of such bill(s) of lading have been provided to Agent, and Borrower has notified Agent of the special conditions pertaining to such Inventory at all times, (iv) is located outside of the continental United States of America or at a location that is not otherwise in compliance with this Agreement, (v) constitutes Consigned Inventory, (vi) is the subject of an Intellectual Property Claim, (vii) is subject to a License Agreement or other agreement that limits, conditions or restricts Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement, (viii) is situated at a location not owned or leased by Borrower unless Borrower possesses the original warehouse receipts and, upon Agent’s request, Agent has been provided with copies thereof, (ix) is situated at a location leased by Borrower unless the owner of such location has executed in favor of Agent a Lien Waiver Agreement, Agent has established an appropriate reserve for such Inventory, or Agent has waived such requirements in writing in its sole discretion, or (x) is not fully hedged on terms and conditions acceptable to Agent in its sole discretion.

“Eligible Inventory Advance Rate” shall have the meaning set forth in the definition of “Formula Amount”.

“Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“FCStone Group” shall mean FCStone Group, Inc.

“FCStone Trading” shall mean FCStone Trading, LLC.

“Financial Reporting Deadline” shall mean initially thirty (30) days after the last day of March 2006 and each month thereafter; provided, however, that such deadline shall be reduced on a permanent basis by one (1) day for each successive month following March 2006 until the deadline is fifteen (15) days after the last day of each month.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA minus non-cash patronage and non-cash income from Subsidiaries and joint ventures to (b) all principal payments owing on Long Term Debt during such period and all interest expense and income tax expenses during such period.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not organized or incorporated in the United States or any State or territory thereof.

“Formula Amount” shall mean the sum of:

(i) up to ninety percent (90%) of the Eligible Accounts arising from sales to Customers outside the continental United States of America that are at least 95% guarantied by insurance policies in form and substance and from insurance companies acceptable to Agent in its sole discretion; up to eighty-five percent (85%) of the Eligible Accounts arising from sales to Customers in the continental United States of America; up to eighty-five percent (85%) of the Eligible Accounts arising from sales to Customers outside the continental United States of America that are 100% guarantied by letters of credit in form and substance and from financial institutions acceptable to Agent in its sole discretion; up to eighty-five percent (85%) of the Eligible Accounts arising from sales to Customers outside the continental United States of America that are at least 90% but less than 95% guarantied by insurance policies in form and substance and from insurance companies acceptable to Agent in its sole discretion; up to seventy percent (70%) of the Eligible Accounts arising from other sales to Customers in Canada; and up to fifty percent (50%) of the Eligible Accounts arising from sales to Customers outside the continental United States of America and Canada that are at least 65% guarantied by the CCC and are less than 120 days from the applicable Settlement Dates (collectively, “Eligible Accounts Advance Rate”); plus

(ii) up to ninety percent (90%) of the Eligible Hedge Margin Net Liquidating Valuation (“Eligible Hedge Margin Net Liquidating Valuation Advance Rate”); plus

(iii) up to the eighty percent (80%) of the net realizable value of Eligible Inventory consisting of wheat, corn, milo, soybeans, soybean oil, oats, and barley and up to fifty percent (50%) of the lesser of the cost (using the last-in, first-out method) or net realizable value of Eligible Inventory consisting of fertilizer (collectively, “Eligible Inventory Advance Rate”); plus or minus

(iv) eighty percent (80%) of the Open Contract Equity; minus

(v) all prepaid amounts from Borrower’s customers; minus

(vi) all of Borrower’s cash overdrafts; minus

(vii) all amounts payable to the producers of Borrower’s Inventory or goods giving rise to Borrower’s Accounts that are secured by the Collateral or any portion thereof; minus

(viii) all amounts payable to any warehouseman, carrier, or other bailee of Borrower’s Inventory or goods giving rise to Borrower’s Accounts that are secured by the Collateral or any portion thereof; minus

(ix) $1,500,000.00 until Borrower’s warehouse facility in Mobile, Alabama is fully operable in all respects; minus

(x) such other reserves as Agent in its discretion may deem proper and necessary from time to time.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Good Faith” or “good faith” shall mean honesty in fact in the conduct or transaction concerned and the test for the good faith of any Person shall be a subjective rather than an objective (or reasonableness) test of such Person’s state of mind.

“Governmental Acts” shall have the meaning set forth in Section 2.14.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred. Notwithstanding anything to the contrary contained in this Agreement, in calculating the financial covenants set forth herein, the term “Indebtedness” shall exclude all non-recourse indebtedness and amounts payable to AFG Asset Management under the AFG Asset Management Investment Facility Letter and to AFG Trust Finance under the AFG Trust Finance Credit Facility Letter.

“Industrial Revenue Bonds” shall mean those Variable Rate Demand Industrial Development Bonds (FGDI, LLC Project) Series 2002 in the original aggregate principal amount of $5,500,000.00 issued pursuant to a Trust Indenture between the Industrial Development Board of the City of Mobile, Alabama, as Issuer, and Wells Fargo Bank Northwest, National Association, as Trustee, dated as of December 1, 2002.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Interest Period” shall mean the period provided for any LIBOR Rate Advance pursuant to Section 2.2(b).

“Interim Borrowing Base Certificate” shall mean a Borrowing Base Certificate in which information on Borrower’s Total Accounts, Total Inventory and Advances is updated on an interim semi-monthly basis as of the fifteenth (15th) and last day of each month.

“Investment Property” shall mean and include all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

“Issuer” shall mean any Person who issues a Letter of Credit and/or accepts a draft pursuant to the terms hereof.

“Leasehold Interests” shall mean all of Borrower’s right, title and interest in and to the premises set forth in Schedule 4.5.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.9(d).

“Letters of Credit” shall have the meaning set forth in Section 2.6.

“LIBOR” shall mean for any LIBOR Rate Advance for the then current Interest Period relating thereto the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the BBA as set forth on Moneyline Telerate (or appropriate successor or, if BBA or its successor ceases to provide such quotes, a comparable replacement determined by Agent) display page 3750 (or such other display page on the Moneyline Telerate system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such LIBOR Rate Advance and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. LIBOR may also be expressed by the following formula:

LIBOR Rate =Average of London interbank offered rates quoted by BBA as shown on

Moneyline Telerate Service display page 3750 or appropriate successor ÷

1.00 - Reserve Percentage.

LIBOR shall be adjusted with respect to any LIBOR Rate Advance that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Advance” shall mean an Advance at any time that bears interest based on LIBOR.

“License Agreement” shall mean any agreement between Borrower and a Licensor pursuant to which Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of Borrower or otherwise in connection with Borrower’s business operations.

“Licensor” shall mean any Person from whom Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-a-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

“Long Term Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Long Term Debt of other Persons.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of Borrower, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents. Notwithstanding anything to the contrary contained herein, monetary damages (and not non-monetary consequences) arising from adverse litigation results shall not be deemed to have a Material Adverse Effect on Borrower, its business operations or assets if: (a) such monetary damages do not exceed $175,000.00 individually or $400,000.00 in the aggregate during any fiscal year; and (b) any judgment or other lien arising from such damages is paid or bonded over in accordance with the terms and conditions set forth in this Agreement and the Other Documents.

“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Maximum Advances Amount” shall mean $68,000,000.00 subject to any permanent reduction caused by a permanent reduction in the Maximum Revolving Advances Amount.

“Maximum Revolving Advances Amount” shall mean $68,000,000.00; provided however, that so long as no Event of Default has occurred and is continuing, Borrower shall be entitled to reduce such amount on a permanent basis by One Million Dollars ($1,000,000.00) or a multiple thereof on one (1) occasion during each calendar year by providing Agent with at least (3) Business Days’ prior written notice thereof. Such permanent reduction shall cause an equal permanent reduction in the Maximum Advances Amount.

“Maximum Term Advances Amount” shall mean $8,000,000.00.

“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Mortgage” shall mean the mortgage on the Real Property, if any, securing the original principal amount of $68,000,000.00 together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Worth” at a particular date, shall mean (a) the aggregate amount of all assets of Borrower as may properly be classified as such in accordance with GAAP consistently applied and such other assets as are properly classified as “intangible assets”, less (b) the aggregate amount of all Indebtedness of Borrower.

“Non-Interim Borrowing Base Certificate” shall mean a Borrowing Base Certificate in which all information contained in the Borrowing Base Certificate is updated on an non-interim monthly basis as of the last day of each month.

“Note” shall mean, collectively, the Term Advances Note and the Revolving Advances Note.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Agent or Lenders to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean the ordinary course of Borrower’s business as conducted on the Closing Date.

“Original Owners” shall mean, as to Borrower, FCStone Group and Agrex, Inc., and as to FC Stone Group, its existing shareholders as of the date of this Agreement.

“Open Contract Equity” shall mean the fair value of contracts for purchase and sale of commodities to which Borrower may contractually commit, marked to existing basis and freight conditions and futures prices as of the date of calculation.

“Other Documents” shall mean the Questionnaire, the Note, the Mortgage, and any and all other agreements, instruments and documents, including, control agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Out-of-Formula Advances” shall have the meaning set forth in Section 15.2(b).

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participation Advance” shall have the meaning set forth in Section 2.9(d).

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Payment Office” shall mean initially CoBank, ACB, Department 167, Denver, Colorado 80291-0167; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group, or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders, (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided that, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect, (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing, (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance, (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business, (f) Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 30 consecutive days after it first arises or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of Agent, (g) mechanics’, workers’, materialmen’s, warehousemen’s, landlords’ or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being contested in good faith by Borrower (and which otherwise comply with the requirements for Lien Waivers, reserves, or other terms and conditions set forth in this Agreement), (h) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that (i) any such lien shall not encumber any other property of Borrower and (ii) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6, (i) Liens in favor of AFG Trust Finance on Chinese currency deposits held in Chinese bank accounts as required by the AFG Trust Finance Credit Facility Letter, and (j) Liens disclosed on Schedule 1.2.

“Permitted Repurchase Agreement” shall mean a sale/repurchase agreement between Borrower and FCStone Financial, Inc under the Master Sale/Repurchase Agreement dated December 15, 2002 or a sale/ repurchase agreement between Borrower and FCStone Merchant Services under the Master Sale/Repurchase Agreement dated October 19, 2005 so long as the foregoing sale/repurchase agreements are subject to the terms and conditions set forth in the applicable Subordination Agreements.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro-Forma Borrowing Base Certificate” shall mean a Borrowing Base Certificate prepared by Borrower in which information on Borrower’s Total Accounts, Total Inventory and Advances is updated as the date of such Borrowing Base Certificate.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (a) such Indebtedness is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (b) such Person has established appropriate reserves as shall be required in conformity with GAAP, (c) the non-payment of such Indebtedness will not have a

Material Adverse Effect and will not result in the forfeiture of any assets of such Person, (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute, (e) if such Indebtedness results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review, and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 15.3(c) hereof.

“Questionnaire” shall mean the Documentation Information Questionnaire and the responses thereto provided by Borrower and delivered to Agent.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all of Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto.

“Reconciliation Date” shall mean the Closing Date and thereafter Wednesday or Thursday of each week or more frequently if Agent deems appropriate unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.9(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Required Lenders” shall mean Lenders holding at least fifty-one percent (51%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding fifty-one percent (51%) of the Commitment Percentages; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to LIBOR funding.

“Revolving Advances” shall mean Advances made pursuant to Section 2.1 hereof.

“Revolving Advances Note” shall mean the promissory note described in Section 2.1(b) hereof.

“Revolving Advances Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus one-half percent (0.50%) with respect to Domestic Rate Advances and (b) the sum of LIBOR plus two and one-quarter percent (2.25%) with respect to LIBOR Rate Advances.

“Revolving Advances Term” shall mean from the date hereof through March 28, 2007 unless sooner terminated as herein provided.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Settlement Date” shall mean the date on which Inventory has been delivered to and accepted by a Customer and Borrower and such Customer have established a final amount for the Account arising from the sale of such Inventory.

“Subordination Agreements” shall mean collectively the subordination and intercreditor agreements with FCStone Financial, Inc. and FCStone Merchant Services, LLC which are in form and substance acceptable to Agent in its sole discretion.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by the Borrower (not to exceed 65% of the Equity Interests of any Foreign Subsidiary).

“Tangible Net Worth” shall mean, at a particular date, (a) the aggregate amount of all assets of Borrower as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as intangible assets under GAAP, less (b) the aggregate amount of all liabilities of Borrower.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Term Advances” shall mean the Advances made pursuant to Section 2.4 hereof.

“Term Advances Note” shall mean the promissory note described in Section 2.4(b) hereof.

“Term Advances Rate” shall mean an interest rate per annum equal to (a) the sum of the Base Rate plus one-half percent (0.50%) with respect to Domestic Rate Advances and (b) the sum of LIBOR plus two and one-quarter percent (2.25%) with respect to LIBOR Rate Advances.

“Term Advances Term” shall mean from the date hereof through March 28, 2008 unless sooner terminated as herein provided.

“Termination Event” shall mean (a) a Reportable Event with respect to any Plan or Multiemployer Plan, (b) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA, (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan, (e) any event or condition (i) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Total Accounts” shall mean the total gross amount of Borrower’s Accounts which Borrower is required to report on all the Borrowing Base Certificates.

“Total Debt” shall mean, in the case of Borrower, all Indebtedness less all indebtedness existing under the Industrial Revenue Bonds.

“Total Inventory” shall mean the total gross amount of Borrower’s Inventory which Borrower is required to report on all of the Borrowing Base Certificates.

“Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances, and includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transferee” shall have the meaning set forth in Section 15.3(c) hereof.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Working Capital” at a particular date, shall mean the excess, if any, of Current Assets over Current Liabilities at such date.

1.3 Uniform Commercial Code Terms.

All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Colorado from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “Accounts”, “As-extracted Collateral”, “Chattel Paper”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Farm Products”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Software”, “Supporting Obligations”, and “Tangible Chattel Paper” as and when used in the description of Collateral shall have the meanings given to such terms in the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4 Certain Matters of Construction.

The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in Denver, Colorado. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of Borrower or (ii) the knowledge that a senior officer would have obtained if he had engaged in reasonable performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

II. ADVANCES, PAYMENTS.

2.1 Revolving Advances.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 2.1(c), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the sum of: (i) the lesser of the Maximum Revolving Advances Amount and the Formula Amount, minus (ii) all outstanding Term Advances, minus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, and plus (iv) up to twenty percent (20%) of the difference between the Maximum Revolving Advances Amount minus the Formula Amount.

(b) Within the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Revolving Advances during the Revolving Advances Term. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, “Revolving Advances Note”) substantially in the form attached hereto as Exhibit 2.1(b).

(c) The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion. Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Revolving Advances requested by Borrower. The rights of Agent under this subsection are subject to the provisions of Section 15.2(b).

2.2 Procedure for Revolving Advances Borrowing.

(a) Borrower may notify Agent prior to 10:00 a.m. (Denver time) on a Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder. All Revolving Advances shall consist of Domestic Rate Advances unless Borrower complies with the requirements for obtaining and maintaining LIBOR Rate Advances set forth below. Revolving Advances shall be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by Borrower. Borrower shall furnish to Agent a duly completed and executed copy of a CoBank Delegation and Wire and Electronic Transfer Authorization Form (in the form of Exhibit 2.2(a)) and Agent shall be entitled to rely on (and shall incur no liability to Borrower in acting on) any request or direction furnished in accordance with the terms thereof. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a LIBOR Rate Advance, Borrower shall give Agent written notice by no later than 10:00 a.m. (Denver time) on the day which is three (3) Business Days prior to the date such LIBOR Rate Advance is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be an integral multiple of $1,000,000.00, and (iii) the duration of the first “Interest Period” therefor. Interest Periods for LIBOR Rate Advances shall be for one, two, three, six, nine or twelve months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Advance shall be made available to Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Advance, including those which are converted from a Domestic Rate Advance under Section 2.2(e), there shall not be outstanding more than ten (10) LIBOR Rate Advances, in the aggregate.

(c) Each Interest Period of a LIBOR Rate Advance shall commence on the date such LIBOR Rate Advance is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Revolving Advances Term.

(d) Borrower shall elect the initial Interest Period applicable to a LIBOR Rate Advance by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. (Denver time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Advance. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Advance subject to Section 2.2(e) hereinbelow.

(e) Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Advance, or on any Business Day with respect to Domestic Rate Advances, convert any such Advance into an Advance of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Advance shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Advance. If Borrower desires to convert an Advance, Borrower shall give Agent written notice by no later than 10:00 a.m. (Denver time) (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Advance to a LIBOR Rate Advance, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a LIBOR Rate

Advance to a Domestic Rate Advance, specifying, in each case, the date of such conversion, the Advances to be converted and if the conversion is from a Domestic Rate Advance to a LIBOR Rate Advance, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 10:00 a.m. (Denver time) at least three (3) Business Days’ prior to the date of prepayment, Borrower may prepay the LIBOR Rate Advances in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such prepayment. Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Advances and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Advance is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Rate Advance or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Advance after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by Agent or Lenders in order to make or maintain its LIBOR Rate Advances hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Rate Advances) to make or maintain its LIBOR Rate Advances, the obligation of Lenders to make LIBOR Rate Advances hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Rate Advances are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Advances or convert such affected LIBOR Rate Advances into Domestic Rate Advances. If any such payment or conversion of any LIBOR Rate Advance is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Advance, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such LIBOR Rate Advance as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Rate Advance. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

2.3 Disbursement of Revolving Advance Proceeds.

All Revolving Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to

Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books. During the Term, Borrower may use the Revolving Advances by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower on the day so requested by way of credit to Borrower’s operating account at CoBank, or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

2.4 Term Advances.

(a) Subject to the terms and conditions set forth in this Agreement, including Section 2.4(c), each Lender, severally and not jointly, will make Term Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (i) the sum of the Maximum Term Advances Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit, or (ii) the Formula Amount minus the sum of all outstanding Revolving Advances and the Maximum Undrawn Amount of all outstanding Letters of Credit.

(b) Within the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Term Advances. The term of the Term Advances is from the date hereof, up to and including March 28, 2008, or such date as Agent may, in its sole discretion, authorize in writing. The Term Advances shall be evidenced by one or more secured promissory notes (collectively, the “Term Advances Note”) in substantially the form attached hereto as Exhibit 2.4(b).

(c). The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion. Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Term Advances requested by Borrower. The rights of Agent under this subsection are subject to the provisions of Section 15.2(b).

2.5 Procedure for Term Advances Borrowing.

Term Advances shall be made automatically upon the payment of any unreimbursed draw under the Letters of Credit to reimburse Agent and/or Lenders for the monies paid to the beneficiaries of such Letters of Credit. All Term Advances shall consist of Domestic Rate Advances unless Borrower complies with the requirements for obtaining and maintaining LIBOR Rate Advances set forth in Section 2.1 with respect to Revolving Advances.

2.6 Letters of Credit.

Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby Letters of Credit (“Letters of Credit”) for the account of Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause the sum of the outstanding Term Advances plus the Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the lesser of (a) the Maximum Term Advances Amount or (b) the Formula Amount minus the outstanding Revolving Credit Advances. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Advances consisting of Term Advances and shall bear interest at the applicable Term Advances Rate for Domestic Rate Advances. Letters of Credit that have not been drawn upon shall not bear interest.

2.7 Issuance of Letters of Credit.

(a) Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent, at the Payment Office, prior to 10:00 a.m. (Denver time) at least five (5) Business Days’ prior to the proposed date of issuance, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request. Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the ten (10) days prior to the last day of the Term Advances Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revision thereof adhered to by the Issuer (“UCP 500”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (“ISP98 Rules”), as determined by Agent, and each trade Letter of Credit shall be subject to UCP 500.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrower for a Letter of Credit hereunder.

(d) In lieu of issuing Letters of Credit to replace the letters of credit issued by Agent prior to the date of this Agreement, Agent may elect, in its sole discretion, to permit the existing letters of credit to remain with the current beneficiaries (and, in such event, such existing letters of credit shall be deemed to have been issued under this Agreement and the Other Documents) and to renew or permit such letters of credit to be renewed under the existing terms and conditions set forth in those documents.

2.8 Requirements For Issuance of Letters of Credit.

Borrower shall authorize and direct any Issuer to name Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit,

Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

2.9 Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Face Amount of such Letter of Credit and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Agent will promptly notify Borrower. Provided that it shall have received such notice, Borrower shall reimburse (such obligation to reimburse Agent shall sometimes be referred to as a “Reimbursement Obligation”) Agent prior to 12:00 noon (Denver time) on each date that an amount is paid by Agent under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Agent. In the event Borrower fails to reimburse Agent for the full amount of any drawing under any Letter of Credit by 12:00 noon (Denver time) on the Drawing Date, Agent will promptly notify each Lender thereof, and Borrower shall be deemed to have requested that a Term Advance accruing interest at the interest rate for Domestic Rate Advances be made by the Lenders to be disbursed on the Drawing Date under such Letter of Credit, subject to the lesser of (i) the sum of the Maximum Term Advances Amount minus the sum of all outstanding Term Advances, or (ii) the Formula Amount minus all outstanding Revolving Advances and Term Advances, and subject to the provisions of Section 8.2 of this Agreement. Any notice given by Agent pursuant to this Section may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender shall upon any notice pursuant to Section 2.9(b) make available to Agent an amount in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9(d) each be deemed to have made a Domestic Rate Advance to Borrower in that amount. If any Lender so notified fails to make available to Agent the amount of such Lender’s Commitment Percentage of such amount by no later than 12:00 noon (Denver time) on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Term Advances Rate for Domestic Rate Advances during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Term Advances Rate for Domestic Rate Advances plus four percent (4%) on and after the fourth day following the Drawing Date. Agent will promptly give notice of the occurrence of the Drawing Date, but failure of Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section, provided that such Lender shall not be obligated to pay interest as provided in this Section until and commencing from the date of receipt of notice from Agent of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Domestic Rate Advance consisting of a Term Advance to Borrower in whole or in part as contemplated by Section 2.9(b) for any reason, Borrower shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Term Advances Rate for Domestic Rate Advances. Each Lender’s payment to Agent pursuant to Section 2.9(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment under this Section.

(e) Each Lender’s Participation Commitment shall continue until the last to occur of any of the following events: (i) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (ii) no Letter of Credit issued or created hereunder remains outstanding and uncancelled and (iii) all Persons (other than the Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.10 Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for its account of immediately available funds from Borrower (i) in reimbursement of any payment made by the Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Agent under such a Letter of Credit, Agent will pay to each Lender, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender that did not make a Participation Advance in respect of such payment by Agent.

(b) If Agent is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrower to Agent pursuant to Section 2.10(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of Agent, forthwith return to Agent the amount of its Commitment Percentage of any amounts so returned by Agent plus interest at the rate per annum applicable to the Term Advances Rate for Domestic Rate Advances.

2.11 Documentation.

Borrower agrees to be bound by the terms of the Letter of Credit Application and by Agent’s interpretations of any Letter of Credit issued for Borrower’s account and by Agent’s written regulations and customary practices relating to letters of credit, though Agent’s interpretations may be different from Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Agent shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.12 Determination to Honor Drawing Request.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Agent shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.13 Nature of Participation and Reimbursement Obligations.

Each Lender’s obligation in accordance with this Agreement to make the Term Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrower to reimburse Agent upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrower or any other Person for any reason whatsoever;

(ii) the failure of Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Term Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.9;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by Borrower or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which Borrower or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiaries of Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if Agent or any of Agent’s Affiliates has been notified thereof;

(vi) payment by Agent under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by the Agent or any of Agent’s Affiliates to issue any Letter of Credit in the form requested by Borrower, unless the Agent has received written notice from Borrower of such failure within three (3) Business Days after the Agent shall have furnished Borrower a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any Material Adverse Effect on Borrower;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to Borrower;

(xii) the fact that a Default or Event of Default shall have occurred and be continuing;

(xiii) the fact that the Term shall have expired or this Agreement or the Obligations hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.14 Indemnity.

In addition to amounts payable as provided in Section 15.5, the Borrower hereby agrees to protect, indemnify, pay and save harmless Agent and any of Agent’s Affiliates that have issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Agent or any of Agent’s Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction or (b) the wrongful dishonor by the Agent or any of Agent’s Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body (all such acts or omissions herein called “Governmental Acts”).

2.15 Liability for Acts and Omissions.

As between Borrower and Agent and Lenders, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Agent shall not be responsible for (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Agent shall have been notified thereof), (b) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (c) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among Borrower and any beneficiary of any Letter of Credit or any such transferee, (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, (e) errors in interpretation of technical terms, (f) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, (g) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit, or (h) any consequences arising from causes beyond the control of Agent, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Agent’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Agent from liability for Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in clauses (a) through (h) of such sentence. In no event shall Agent or Agent’s Affiliates be liable to the Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, Agent and each of its Affiliates (a) may rely on any oral or other communication believed in good faith by Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (b) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit, (c) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Agent or its Affiliates, (d) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit, (e) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (f) may settle or adjust any claim or demand made on Agent or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Agent under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Agent under any resulting liability to Borrower or any Lender.

2.16 Maximum Advances.

Notwithstanding anything to the contrary contained herein, the aggregate balance of Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advances Amount through the end of the Revolving Advances Term and the Maximum Term Advances Amount from the end of the Revolving Advances Term through the end of the Term Advances Term; or (b) the Formula Amount plus up to twenty percent (20%) of the difference between the Maximum Revolving Advances Amount minus the Formula Amount.

2.17 Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Revolving Advances Term subject to earlier prepayment as herein provided. The Term Advances shall be due and payable in full on the last day of the Term Advances Term subject to earlier prepayment as herein provided.

(b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrower’s Account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after Agent receives such payments via wire transfer or electronic depository check or two (2) Business Days after Agent receives such payments in any other form. Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which is returned to Agent unpaid.

(c) All payments of principal, interest and other amounts payable hereunder (including prepayments), or under any of the Other Documents shall be made to Agent at the Payment Office by wire transfer of immediately available funds, by check or by automated clearing house or other similar cash handling processes as specified by separate agreement between Borrower and Agent not later than 1:00 p.m. (Denver time) on the due date therefore. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of Agent (or to such other account as Agent may direct by notice. Borrower shall give Agent telephonic notice no later than 10:00 a.m. (Denver time) of its intent to pay by wire and funds received after 1:00 p.m. (Denver time) shall be credited on the next Business Day. Credit for payment by check will not be given until the latter of (i) the day on which Agent receives immediately available funds or (ii) the next Business Day after receipt of the check. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower’s Account or by making Advances as provided in Section 2.2 hereof.

(d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.18 Repayment of Excess Advances.

The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.19 Statement of Account.

Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.20 Additional Payments.

Any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including, but not limited to, Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

2.21 Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances and Term Advances shall be advanced according to the applicable Commitment Percentages of Lenders.

(b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on any Advance shall be applied to such Advance pro rata according to the applicable Commitment Percentages of Lenders.

(c) Notwithstanding anything to the contrary contained in Sections 2.21(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 p.m. (Denver time) on each Reconciliation Date commencing with the first Reconciliation Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (i) if the aggregate amount of new Revolving Advances made by Agent during the preceding week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (A) such Revolving Advances and (B) such repayments; and (ii) if the aggregate amount of repayments applied to outstanding Revolving Advances during such week exceeds the aggregate amount of new Revolving Advances made during such week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (A) such repayments and (B) such Revolving Advances.

(i) Each Lender shall be entitled to earn interest at the applicable Contract Rate on outstanding Advances which it has funded.

(ii) Promptly following each Reconciliation Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the week immediately preceding such Reconciliation Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

(d) If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Reconciliation Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Reconciliation Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the rate per annum equal to the rate applicable to the Revolving Advances Rate for Domestic Rate Advances (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Reconciliation Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Reconciliation Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum equal to the rate applicable to the Revolving Advances Rate for Domestic Rate Advances on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

2.22 Mandatory Prepayments.

Subject to Section 4.3 hereof, when Borrower sells or otherwise disposes of any Collateral (other than Borrower’s collection, sale, or other disposition of any Accounts, Inventory, or the proceeds thereof in the Ordinary Course of Business, the purchase, sale, and other disposition of any monies or other things of value contained in any commodities or hedge margin accounts permitted by this Agreement and the Other Documents and the proceeds thereof in the Ordinary Course of Business, or Borrower’s usage of any monies contained in its Deposit Accounts to pay any operating expenses in the Ordinary Course of Business or other amounts permitted by this Agreement and the Other Documents), Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied (y) first, to the outstanding principal installments of the Term Advances in the inverse order of the maturities thereof and (z) second, to the remaining Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof. Notwithstanding anything to the contrary contained in this Agreement, sales of Inventory under a Permitted Repurchase Agreement shall be deemed to be in the Ordinary Course of Business so long as the sale proceeds are equal to the fair market value of the sold Inventory and are deposited into a Deposit Account subject to a first priority security interest in favor of Agent and a control agreement in form and substance acceptable to Agent in its sole discretion (collectively “Controlled Deposit Accounts”).

2.23 Use of Proceeds.

(a) Borrower shall apply the proceeds of Advances to (i) pay fees and expenses relating to this transaction and (ii) provide for its working capital needs and reimburse drawings under Letters of Credit.

(b) Without limiting the generality of Section 2.23(a) above, neither the Borrower nor any other Person which may in the future become party to this Agreement or the Other Documents intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

2.24 Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section while such Lender Default remains in effect.

(b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender’s Commitment Percentage of all Advances then outstanding.

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

(d) Other than as expressly set forth in this Section, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

III. INTEREST AND FEES.

3.1 Interest.

Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Advances and, with respect to LIBOR Rate Advances, at the end of each Interest Period or, for LIBOR Rate Advances with an Interest Period in excess of three months, at the earlier of (a) each three months from the commencement of such LIBOR Rate Advance or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Advances Rate and (ii) with respect to the Term Advances, the applicable Term Advances Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Base Rate is increased or decreased, the applicable Contract Rate for Domestic Rate Advances shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Base Rate during the time such change or changes remain in effect. LIBOR shall be adjusted with respect to LIBOR Rate Advances without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) at the option of Agent or at the direction of Required Lenders, the Obligations shall bear interest at the applicable Contract Rate plus four (4%) percent per annum (the “Default Rate”).

3.2 Letter of Credit Fees.

(a) Borrower shall pay (i) to Agent, for the ratable benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by two and one-quarter percent (2.25%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each quarter and on the tenth (10th) day prior to the last day of the Term Advances Term, and (ii) to the Issuer, a fronting fee of one quarter of one percent (0.25%) per annum, together with any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by the Issuer and the Borrower in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason.

(b) On demand, Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Accounts or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon the occurrence of all of the following: (i) payment and performance in full of all Obligations, (ii) the expiration of all Letters of Credit and (iii) the termination of this Agreement.

3.3 Unused Availability Fee.

If, for any calendar quarter during the Term, the average daily unpaid balance of the Advances and undrawn amount of any outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advances Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one-half of one percent (0.50%) per annum on the amount by which the Maximum Revolving Advances Amount exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the twentieth (20th) day of each calendar quarter with respect to the previous calendar quarter.

Borrower shall pay to Agent on the first day of each month following any month in which Agent performs any collateral monitoring - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent and which monitoring is undertaken by Agent or for Agent’s benefit - a collateral monitoring fee in an amount equal to ($850.00) per day for each person employed to perform such monitoring, plus all costs and disbursements incurred by Agent in the performance of such examination or analysis.

3.4 Broken Funding Surcharge.

Notwithstanding any provision contained herein, in the Note or in any Other Documents giving Borrower the right to repay any Advance prior to the date it would otherwise be due and payable, Borrower agrees to provide three (3) Business Days’ prior written notice for any prepayment of a fixed rate balance and that in the event it repays any fixed rate balance prior to its scheduled due date or prior to the last day of the fixed rate period applicable thereto (whether such payment is made voluntarily, as a result of an acceleration, or otherwise), Borrower will pay to Agent a surcharge in an amount equal to the grater of (i) an amount which would result in Agent being made whole (on a present value basis) for the actual or imputed funding losses incurred by Agent as a result thereof, or (ii) $300.00. Notwithstanding the foregoing, in the event any fixed rate balance is repaid as a result of Borrower refinancing the Advance with another lender or by other means, then in lieu of the foregoing, Borrower shall pay to Agent a surcharge in an amount sufficient (on a present value basis) to enable Agent to maintain the yield it would have earned during the fixed rate period on the amount repaid. Such surcharges will be calculated in accordance with methodology established by Agent (a copy of which will be made available to Borrower upon request).

3.5 Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension.

3.6 Maximum Charges.

In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.7 Increased Costs.

In the event that any Applicable Law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Advances with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

(b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent or any Lender or the London interbank market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

3.8 Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding LIBOR Rate Advance, a proposed LIBOR Rate Advance, or a proposed conversion of a Domestic Rate Advance into a LIBOR Rate Advance, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Advance shall be made as a Domestic Rate Advance, unless Borrower shall notify Agent no later than 10:00 a.m. (Denver time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Advance, (ii) any Domestic Rate Advance or LIBOR Rate Advance which was to have been converted to an affected type of LIBOR Rate Advance shall be continued as or converted into a Domestic Rate Advance, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Denver time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Advance, and (iii) any outstanding affected LIBOR Rate Advances shall be converted into a Domestic Rate Advance, or, if Borrower shall notify Agent, no later than 10:00 a.m. (Denver time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate Advance, shall be converted into an unaffected type of LIBOR Rate Advance, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Advances. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Advance or maintain outstanding affected LIBOR Rate Advances and Borrower shall not have the right to convert a Domestic Rate Advance or an unaffected type of LIBOR Rate Advance into an affected type of LIBOR Rate Advance.

3.9 Capital Adequacy.

(a) In the event that Agent or any Lender shall have determined that any Applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein,

or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Rate Advances with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, regulation or condition.

(b) A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.10(a) hereof when delivered to Borrower shall be conclusive absent manifest error.

3.10 Gross Up for Taxes.

If Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant (each, individually, a “Payee” and collectively, the “Payees”), (a) the sum payable to such Payee or Payees, as the case may be, shall be increased as may be necessary so that, after making all required withholding or deductions, the applicable Payee or Payees receives an amount equal to the sum it would have received had no such withholding or deductions been made (the “Gross-Up Payment”), (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law. Notwithstanding the foregoing, Borrower shall not be obligated to make any portion of the Gross-Up Payment that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable Payee or Payees properly claimed a complete exemption with respect thereto pursuant to Section 3.12 hereof.

3.11 Withholding Tax Exemption.

(a) Each Payee that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of Agent, each other Payee) agrees that it will deliver to Borrower and Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under §1.1441-1(c)(16) of the Income Tax Regulations (“Regulations”)) certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Code. The term “Withholding Certificate” means a Form W-9; a Form W-

8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under §1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person.

(b) Each Payee required to deliver to Borrower and Agent a valid Withholding Certificate pursuant to Section 3.12(a) hereof shall deliver such valid Withholding Certificate as follows: (i) each Payee which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by Borrower hereunder for the account of such Payee; and (ii) each Payee shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless Agent in its sole discretion shall permit such Payee to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by Agent). Each Payee which so delivers a valid Withholding Certificate further undertakes to deliver to Borrower and Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent.

(c) Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax required under Section 3.12(b) hereof, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under §1.1441-7(b) of the Regulations. Further, Agent is indemnified under §1.1461-1(e) of the Regulations against any claims and demands of any Payee for the amount of any tax it deducts and withholds in accordance with regulations under §1441 of the Code.

3.12 CoBank Participation Certificates.

Borrower shall, at all times during which CoBank is a Lender hereunder, acquire and maintain non-voting participation certificates in CoBank (collectively, “Participation Certificates”) in such amounts and at such times as CoBank may from time to time require in accordance with its bylaws and capital plan (as each may be amended from time to time); provided, however, that the maximum amount of Participation Certificates that Borrower may be required to purchase may not exceed the maximum amount permitted by CoBank’s bylaws as in effect on the date hereof. Notwithstanding any other provision in this Agreement, (a) all Obligations owing to CoBank hereunder that are retained by CoBank for its own account and are not part of a sale of a participation interest or the assignment of any rights or obligations under any participation agreement, shall be entitled to patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distributions, and (b) any Obligations owing to CoBank hereunder that are not retained by CoBank for its own account and are part of a sale of a participation interest or the assignment of any rights or obligations under any participation agreement, shall not be entitled to such patronage distributions in accordance with the bylaws of CoBank and its practices and procedures related to patronage distributions.

IV. COLLATERAL: GENERAL TERMS

4.1 Security Interest in the Collateral.

(a) To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

(b) Each party hereto acknowledges that CoBank has a statutory first lien on all of the Borrower’s stock and other equities in CoBank (the “CoBank Equities”) pursuant to 12 USC 2131. Accordingly, and notwithstanding any other provision of this Agreement or any other Financing Agreement to the contrary: (i) CoBank’s statutory lien on the CoBank Equities shall be for CoBank’s sole and exclusive benefit and shall not be subject to this Agreement or any other participation agreement nor shall the CoBank Equities (or the proceeds thereof) be subject to pro rata sharing hereunder; (ii) CoBank shall have no obligation to retire the CoBank equities upon the occurrence of a Default, Event of Default, or at any other time, either for application to the Obligations or otherwise; and (iii) the CoBank Equities shall not be offset against the Obligations to CoBank or otherwise taken into consideration for purposes of determining the Lenders’ pro rata shares hereunder.

4.2 Perfection of Security Interest.

Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, Borrower hereby authorizes Agent to file against Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance accruing interest at the interest rate for Domestic Rate Advances and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3 Disposition of Collateral.

Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) Borrower’s collection, sale, or other disposition of any Accounts, Inventory, or the proceeds thereof in the Ordinary Course of Business, the purchase, sale, and other disposition of any monies or other things of value contained in any commodities or hedge margin accounts permitted by this Agreement and the Other Documents and the proceeds thereof in the Ordinary Course of Business, or Borrower’s usage of any monies contained in its Deposit Accounts to pay any operating expenses in the Ordinary Course of Business or other amounts permitted by this Agreement and the Other Documents, and (b) the disposition or transfer of obsolete and worn-out Equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $500,000.00 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.22.

4.4 Preservation of Collateral.

Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate, (b) may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral, (c) may lease warehouse facilities to which Agent may move all or part of the Collateral, (d) may use Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral, and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property. Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance accruing interest at the interest rate for Domestic Rate Advances and added to the Obligations.

4.5 Ownership of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest (i) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever, (ii) each document and agreement executed by Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects, (iii) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same, and (iv) Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale or transportation of Inventory in the Ordinary Course of Business and the sale of Equipment to the extent permitted in Section 4.3 hereof.

(b) (i) There is no location at which Borrower has any Eligible Inventory (except for Inventory in transit) in excess of 40,000 bushels of grain, 400,000 pounds of soybean oil, or 750 tons of fertilizer other than those locations listed on Schedule 4.5; (ii) Schedule 4.5 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Eligible Inventory of Borrower in excess of 40,000 bushels of grain, 400,000 pounds of soybean oil, or 750 tons of fertilizer is stored; (iii) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of Borrower and (B) the chief executive office of Borrower, and (iv) Schedule 4.5 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by Borrower, together with the names and addresses of any landlords.

4.6 Defense of Agent’s and Lenders’ Interests.

Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period Borrower shall not, without Agent’s prior written consent, pledge, sell (except to the extent permitted in Sections 2.22 and 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Borrower shall, and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into Borrower’s possession, they, and each of them, shall be held by Borrower in trust as Agent’s trustee, and Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.7 Books and Records.

Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Accounts, advances and investments and all other proper accruals (including by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

4.8 Financial Disclosure.

Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning Borrower’s financial status and business operations. Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.

4.9 Compliance with Laws.

Borrower shall comply with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. The assets of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrower so that such insurance shall remain in full force and effect.

4.10 Inspection of Premises.

At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s business. Agent, any Lender and their agents may enter upon any of Borrower’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s business.

4.11 Insurance.

The assets and properties of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets and properties of Borrower so that such insurance shall remain in full force and effect. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, Borrower shall (a) keep all its insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower’s including business interruption insurance, (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets, (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others, (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business, (e) furnish Agent with (i) evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date and copies of the renewed policies within ninety (90) days from any renewal date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds in excess of $100,000.00 in the aggregate thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss to Agent and not to Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand.

4.12 Failure to Pay Insurance.

If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower, and charge Borrower’s Account therefor as a Revolving Advance accruing interest at the interest rate for Domestic Rate Advances and such expenses so paid shall be part of the Obligations.

4.13 Payment of Taxes.

Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section shall be charged to Borrower’s Account as a Revolving Advance accruing interest at the interest rate for Domestic Rate Advances and added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower’s credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

4.14 Payment of Leasehold Obligations.

Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request shall provide evidence of having done so.

4.15 Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations.

(a) Each of the Accounts shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Account is created. Same shall be due and owing in accordance with Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Agent. Each of the Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations constituting a portion of the Collateral shall be bona fide, valid and due and owing to Borrower without dispute, setoff or counterclaim except as Borrower may provide Agent with written notice of from time to time.

(b) Each Customer, to the best of Borrower’s knowledge, as of the date each Account is created, is and will be solvent and able to pay all Accounts on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Accounts.

(c) Borrower’s chief executive office as specified in its operating agreement currently is located at 2829 Westown Parkway, Suite 240, West Des Moines, Iowa 50266 (provided, however, that Borrower will be changing its chief executive office to coincide with its principal operations office, and the office containing its President and Chief Financial Officer, which is located at 19901 North Dixie Highway, Suite B, Bowling Green, Ohio 43402). Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Accounts, all such records shall be kept at such chief executive or principal operations offices.

(d) Until Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default or when Agent in its sole discretion deems it to be in Lenders’ best interest to do so), Borrower shall, at Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations and deposit such amounts in a Controlled Deposit Account (except for amounts that are netted on a cumulative basis in Borrower’s commodities and hedge margin accounts with FCStone, LLC or FCStone Trading or are provided to Agent in accordance with the terms and conditions set forth in this Agreement and the Other Documents). Following the notice described in the preceding sentence, Borrower shall deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) At any time following the occurrence of an Event of Default or a Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account as a Revolving Advance accruing interest at the interest rate for Domestic Rate Advances and added to the Obligations.

(f) Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Agent or Agent’s designee as Borrower’s attorney with power to (i) endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral, (ii) sign Borrower’s name on any invoice or bill of lading relating to any of the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations drafts against

Customers, assignments and verifications of Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations, (iii) send verifications of Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations to any Customer or other obligor, (iv) sign Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same, (v) demand payment of the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations (vi) enforce payment of the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations by legal proceedings or otherwise, (vii) exercise all of Borrower’s rights and remedies with respect to the collection of the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations and any other Collateral, (viii) settle, adjust, compromise, extend or renew the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations, (ix) settle, adjust or compromise any legal proceedings brought to collect Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations, (x) prepare, file and sign Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer or other obligor, (xi) prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations, and (xii) do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower.

(g) Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default or Default, Agent may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Following the occurrence of an Event of Default or Default, Agent is authorized and empowered to accept the return of the goods represented by any of the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower’s liability hereunder.

(h) All proceeds of Collateral shall be endorsed by Borrower and remitted to Agent or deposited by Borrower into a Controlled Deposit Account in accordance with the terms and conditions set forth in this Agreement and the Other Documents. Borrower, Agent and each bank that maintains a Controlled Deposit Account (each such bank, a “Controlled Deposit Account Bank”) shall enter into a deposit account control agreement in form and substance satisfactory to Agent in its sole discretion. Neither Agent nor any Lender assumes any responsibility for any Controlled Deposit Account, including any claim of accord and satisfaction or release with respect to deposits accepted by any Controlled Deposit Account Bank thereunder. All deposit accounts, commodities accounts and investment accounts of Borrower and its Subsidiaries are set forth on Schedule 4.15(h).

(i) Borrower will not, without Agent’s consent, compromise or adjust any material amount of the Accounts, Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

(j) Borrower, upon Agent’s request, shall provide Agent with possession of all original Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations and written assignments and endorsements thereof in form and substance and from such Persons as may be acceptable to Agent in its discretion and/or control agreements with respect to all Chattel Paper, Documents, Instruments, Investment Property, Letter of Credit Rights, Payment Intangibles, and Supporting Obligations Investment Property in form and substance and from such Persons as may be acceptable to Agent in its discretion.

4.16 Inventory.

To the extent Inventory held for sale or lease has been produced by Borrower, it has been and will be produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.17 Maintenance of Equipment and Real Property.

The Equipment and Real Property shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment and Real Property shall be maintained and preserved. Borrower shall not use or operate the Equipment or Real Property in violation of any law, statute, ordinance, code, rule or regulation. Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

4.18 Exculpation of Liability.

Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

4.19 Environmental Matters.

(a) Borrower shall ensure that the Real Property (including, but not limited to, the Real Property described in Schedule 4.19) and all operations and businesses conducted thereon remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by Applicable Law or appropriate governmental authorities.

(b) Borrower shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

(c) Borrower shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

(d) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(e) Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Real Property and the Collateral.

(f) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral, (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property), and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Advances constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Borrower.

(g) Promptly upon the written request of Agent from time to time, Borrower shall provide Agent, at Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

(h) Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrower’s obligations under this Section arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

(i) For purposes of Sections 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower’s right, title and interest in and to its owned and leased premises.

4.20 Financing Statements.

Except for the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.21 Authorization for Permitted Repurchase Agreements

So long as an Event of Default has not occurred and is continuing or would be caused by Borrower’s execution and performance of its obligations to FC Stone Financial, Inc. or FC Stone Merchant Services, LLC under any Permitted Repurchase Agreement and so long as such actions are subject to and do not violate the terms and conditions set forth in the applicable Subordination Agreement, Agent acknowledges and agrees that: (a) Borrower shall be entitled to execute and perform its obligations under such Permitted Repurchase Agreement; (b) such actions shall not constitute an Event of Default; and (c) the Inventory sold to FC Stone Financial, Inc. or FC Stone Merchant Services, LLC under the Permitted Repurchase Agreement shall be free and clear of the security interest belonging to Agent until such Inventory is repurchased by Borrower from FC Stone Financial, Inc. or FC Stone Merchant Services, LLC under such Permitted Repurchase Agreement.

V. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1 Authority.

Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents have been duly executed and delivered by Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s limited liability company powers, have been duly authorized by all necessary company action, are not in contravention of law or the terms of Borrower’s operating agreement, certificate of formation or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any agreement, charter document, instrument, operating agreement or other instrument to which Borrower is a party or by which it or its property is a party or by which it may be bound.

5.2 Formation and Qualification.

(a) Borrower is duly formed and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states/provinces listed on Schedule 5.2(a) which constitute all states/provinces in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower has delivered to Agent true and complete copies of its certificate of formation and operating agreement and will promptly notify Agent of any amendment or changes thereto.

(b) The only Subsidiaries of FCStone Group are listed on Schedule 5.2(b). Borrower does not possess any Subsidiaries as of the date hereof.

5.3 Survival of Representations and Warranties.

All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4 Tax Returns.

Borrower’s federal tax identification number is set forth on Schedule 5.4. Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending August 31, 2005. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5 Financial Statements.

(a) The pro forma balance sheet of Borrower (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Borrower as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrower. All financial statements referred to in this subsection, including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

(b) The twelve-month cash flow projections of Borrower and its projected balance sheets as of the Closing Date, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”) were prepared by the Chief Financial Officer of Borrower, are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower’s judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.

(c) The consolidated and consolidating balance sheets of Borrower and such other Persons described therein as of September 30, 2005, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur) and present fairly the financial position of Borrower at such date and the results of their operations for such period. Since September 30, 2005 there has been no change in the condition, financial or otherwise, of Borrower as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrower except changes in the Ordinary Course of Business, none of which individually or in the aggregate has been materially adverse.

5.6 Entity Name.

Borrower has not been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has Borrower been the surviving company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7 O.S.H.A. and Environmental Compliance.

(a) Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Borrower, (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower, (iii) neither the Real Property nor any premises leased by Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste, and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

5.8 Solvency; No Litigation, Violation, Indebtedness or Default.

(a) Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

(b) Except as disclosed in Schedule 5.8(b), Borrower has no (i) pending or threatened litigation, arbitration, actions or proceedings which involve the possibility of having a Material Adverse Effect, and (ii) liabilities or indebtedness for borrowed money other than the Obligations.

(c) Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d) Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto and (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of

ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived, (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group, (xii) neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code, (xiii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability, and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

5.9 Patents, Trademarks, Copyrights and Licenses.

All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by Borrower are set forth on Schedule 5.9, are valid and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by Borrower, Borrower does not have possession of any source codes related to each piece of software and is not the beneficiary of a source code escrow agreement, as set forth on Schedule 5.9 hereto. In the event that Borrower registers any patent, trademark, copyright, design rights, tradename, trade secret or license or acquires any registered patent, trademark, copyright, design rights, tradename, trade secret or license, Borrower shall provide Agent with prompt written notice thereof and execute and deliver to Agent any documents and take any additional actions necessary to provide Agent with a valid, enforceable, and first priority perfected security interest in such Collateral.

5.10 Licenses and Permits.

Except as set forth in Schedule 5.10, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

5.11 Default of Indebtedness.

Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12 No Default.

Borrower is not in default in the payment or performance of any of its contractual obligations and no Default has occurred.

5.13 No Burdensome Restrictions.

Borrower is not party to any contract or agreement the performance of which could have a Material Adverse Effect. Borrower has heretofore delivered to Agent true and complete copies of all material contracts to which it is a party or to which it or any of its properties is subject. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14 No Labor Disputes.

Borrower is not involved in any labor dispute, there are no strikes or walkouts or union organization of Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

5.15 Margin Regulations.

Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16 Investment Company Act.

Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure.

No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18 Swaps.

Except for the AFG Trust Finance Credit Facility Letter and AFG Asset Management Investment Facility Letter, Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

5.19 Conflicting Agreements.

No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained under, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.20 Application of Certain Laws and Regulations.

Except as set forth in Schedule 5.20, neither Borrower nor any Affiliate of Borrower is subject to any law, statute, rule or regulation which regulates the incurrence of any Indebtedness, including laws, statutes, rules or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21 Business and Property of Borrower.

Borrower did not engage in any business prior to the Closing Date and upon and after the Closing Date, Borrower does not propose to engage in any business other than the purchase, warehousing, and sale of grain and fertilizer and activities necessary to conduct the foregoing. On the Closing Date, Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower.

5.22 Anti-Terrorism Laws.

(a) Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Neither Borrower nor any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither Borrower or to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

5.23 Trading with the Enemy.

Borrower has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

5.24 Federal Securities Laws.

Neither Borrower nor any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) has any securities registered under the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act.

VI. AFFIRMATIVE COVENANTS.

Borrower shall, until payment in full of the Obligations and termination of this Agreement:

6.1 Payment of Fees.

Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of the Controlled Deposit Accounts. Agent may, without making demand, charge Borrower’s Account for all such fees and expenses. Such charge shall be a Revolving Advance accruing interest at the interest rate for Domestic Rate Advances and added to the Obligations.

6.2 Conduct of Business and Maintenance of Existence and Assets.

(a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral;

(b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and

(c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

6.3 Violations.

Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect.

6.4 Government Accounts.

Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Account arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5 Financial Covenants.

(a) Maintain, at all times, a Net Worth in an amount not less than $9,800,000.00 through July 31, 2006 and $10,000,000.00 thereafter.

(b) Maintain, at all times, Adjusted Working Capital in an amount not less than $6,500,000.00.

(c) Maintain, at all times, a ratio of Total Debt to Adjusted Working Capital of not greater than 10.0 to 1.0.

(d) Maintain, as of the end of each fiscal year, a Fixed Charge Coverage Ratio of not less than 1.5 to 1.0.

6.6 Execution of Supplemental Instruments.

Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.7 Payment of Indebtedness.

Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

6.8 Standards of Financial Statements.

Cause all financial statements referred to in Article IX of this Agreement as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

6.9 Federal Securities Laws.

Except as disclosed on Schedule 6.9, promptly notify Agent in writing if FCStone Group, Borrower, or any of their Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

VII. NEGATIVE COVENANTS.

Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement, or unless Agent otherwise agrees in writing:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) to the extent specifically permitted in Sections 2.22 and 4.3 and (ii) any other sales or dispositions expressly permitted by this Agreement.

7.2 Creation of Liens.

Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

7.3 Guarantees.

Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except the endorsement of checks and documents of title in the Ordinary Course of Business.

7.4 Investments.

Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000.00, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; and (e) participation certificates, equity interests, and patronage and other rights in CoBank.

7.5 Loans.

Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business and the other advances, loans, or extensions of credit incurred in the Ordinary Course of Business and permitted by the terms and conditions set forth in this Agreement and the Other Documents.

7.6 Capital Expenditures.

Contract for, purchase or make any expenditure or commitments for Capital Expenditures (excluding necessary repairs to Borrower’s grain facilities in Mobile, Alabama) in any fiscal year in an aggregate amount in excess of $500,000.00.

7.7 Distributions.

Pay or make any distribution on any membership interests of Borrower or apply any of its funds, property or assets to the purchase, redemption or other retirement of any membership interests, or of any options to purchase or acquire any such membership interests of Borrower, or allocate or otherwise set apart any sum for any of the foregoing; provided, however, that Borrower may pay dividends or distributions to its owners in any fiscal year in an amount not exceeding thirty-five percent (35%) of its net income for the prior fiscal year in the aggregate so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom.

7.8 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) besides (i) Indebtedness to Lenders; (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6 hereof; (iii) current operating liabilities (other than for borrowed money) incurred in the Ordinary Course of Business; (iv) Indebtedness to FCStone LLC that consists of amounts owing by Borrower from the purchase and sale of margins and commodities in its FCStone, LLC margin and commodities accounts that are subject to control agreements in favor of Lenders and which amounts are reasonable and incurred by Borrower in the Ordinary Course of Business; (v) Indebtedness to FCStone Trading that consists of amounts owing by Borrower from the purchase and sale of margins and commodities in its FCStone Trading margin and commodities accounts that are subject to control agreements in favor of Lenders and which amounts are reasonable and incurred by Borrower in the Ordinary Course of Business; (vi) Indebtedness to FCStone Financial, Inc. that is subject to a Subordination Agreement; (vii) Indebtedness to FCStone

Merchant Services, LLC that is subject to a Subordination Agreement; and (viii) Indebtedness to AFG Trust Finance described in the AFG Trust Finance Credit Facility Letter so long as such indebtedness is without recourse to Borrower or any of its assets besides the Chinese currency deposits held in Chinese bank accounts that are described in the AFG Trust Finance Credit Facility Letter.

7.9 Nature of Business.

Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby, purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

7.10 Transactions with Affiliates.

Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions disclosed to the Agent by item or type which are in the Ordinary Course of Business on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.11 Leases.

Enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6 hereof) if, after giving effect thereto, aggregate annual rental payments for all leased property would exceed $5,000,000.00 in any one fiscal year in the aggregate for Borrower.

7.12 Subsidiaries.

(a)	Form any Subsidiary, or

(b)	Enter into any partnership, joint venture or similar arrangement.

7.13 Fiscal Year and Accounting Changes.

Change its fiscal year-end from August 31st or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law.

7.14 Pledge of Credit.

Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower’s business as conducted on the date of this Agreement.

7.15 Amendment of Certificate of Formation, Operating Agreement.

Amend, modify or waive any term or material provision of its Certificate of Formation or Operating Agreement unless required by law.

7.16 Compliance with ERISA.

(a) (i) Maintain, or permit any member of the Controlled Group to maintain, or (ii) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (c) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (d) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (g) fail promptly to notify Agent of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, or (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

7.17 Prepayment of Indebtedness.

At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower.

7.18 Anti-Terrorism Laws.

Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

(a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.

Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming Borrower’s compliance with this Section.

7.19 Membership/Partnership Interests.

Elect to treat or permit any of its Subsidiaries to (a) treat its limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of Uniform Commercial Code or (b) certificate its limited liability company membership interests or partnership interests, as the case may be.

7.20 Trading with the Enemy Act.

Engage in any business or activity in violation of the Trading with the Enemy Act.

7.21 Foreign Accounts Restrictions.

Permit or allow to exist (a) any open contracts with Chinese Customers that are not supported 100% by letters of credit or cash deposits, (b) Accounts from Chinese Customers exceeding $40,000,000.00 in the aggregate at any time or Accounts from any individual Chinese Customer exceeding $20,000,000.00 in the aggregate at any time, (c) Accounts from Canadian Customers exceeding $20,000,000.00 in the aggregate at any time or Accounts from any individual Canadian Customer exceeding $4,000,000.00 in the aggregate at any time, (d) any open contracts with Mexican Customers that (i) are not supported 100% by letters of credit or cash deposits, (ii) are not supported at least 90% by insurance policies, or (iii) are not supported at least 65% by CCC supplier guarantees, (e) insured Accounts from Mexican Customers to exceed $15,000,000.00 in the aggregate at any time or Accounts from any individual Mexican Customer to exceed $10,000,000.00 in the aggregate at any time, or (f) Accounts from Mexican Customers supported by CCC supplier guarantees to exceed $8,000,000.00 in the aggregate at any time or Accounts from any individual Mexican Customer supported by CCC supplier guarantees to exceed $4,000,000.00 in the aggregate at any time.

VIII. CONDITIONS PRECEDENT.

8.1 Conditions to Initial Advances.

The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Agent shall have received the Note duly executed and delivered by an authorized officer of Borrower;

(b) Each document (including any Uniform Commercial Code financing statement or similar document under the laws of Canada or any province contained therein) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(c) Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Management Committee of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Note, the Mortgage, the Other Documents, and any related agreements and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(d) Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(e) Agent shall have received a copy of the Certificate of Formation of Borrower, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of formation, together with copies of the Operating Agreement of Borrower and all agreements of Borrower’s members certified as accurate and complete by the Secretary of Borrower;

(f) Agent shall have received good standing certificates for Borrower dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of formation and each jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification;

(g) Agent shall have received the executed legal opinion of Dickinson, Mackaman, Tyler & Hagen, P.C. in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents and related agreements as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(h) Agent shall have received the executed legal opinion of Fasken Martineau DuMoulin LLP in form and substance satisfactory to Agent which shall cover such Canadian matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents and related agreements as Agent may reasonably require;

(i) (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers, directors or managers of Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect, and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(j) Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(j).

(k) Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Accounts, Inventory, General Intangibles, Real Property, Leasehold Interests and Equipment of Borrower and all books and records in connection therewith;

(l) Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof;

(m) Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Lenders;

(n) Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrower’s casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower’s liability insurance policies, together with endorsements naming Agent as a co-insured;

(o) Environmental Reports. Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all Real Property owned or leased by Borrower;

(p) Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(q) Agent shall have received duly executed deposit account control agreements for the Borrower’s Deposit Accounts;

(r) Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(s) (i) since September 30, 2005, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(t) Agent shall have received landlord agreements satisfactory to Agent with respect to the premises leased by Borrower from Garmar Grain, Inc., MC Soya Canada Ltd, Westway Terminal Company, Inc. and Kinder Morgan Terminals, LLC;

(u) Agent shall have received the executed control agreements from FCStone, LLC and FCStone Trading and Other Documents in form and substance satisfactory to Agent;

(v) Agent shall have reviewed all material contracts of Borrower including leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

(w) Agent shall have received a closing certificate signed by the President or Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(x) Agent shall have received evidence from Borrower that the aggregate amount of Eligible Accounts, Eligible Hedge Margin Net Liquidation Value, and Eligible Inventory is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date;

(y) Agent shall be reasonably satisfied that Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act; and

(z) Agent shall have received the executed Subordination Agreements.

8.2 Conditions to Each Advance.

The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b) No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWER.

Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters.

Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral, including Borrower’s reclamation or repossession of, or the return to Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

9.2 Borrowing Base Certificates and Other Information and Materials to be Delivered to Agent.

(a) on or before the Financial Reporting Deadline for each month, deliver to Agent a Non-Interim Borrowing Base Certificate, executed by the President or Chief Financial Officer of Borrower, in form and substance satisfactory to Agent (which shall be calculated as of the last Business Day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement);

(b) on or before the third (3rd) Business Day following the fifteenth (15th) and last day of each month, deliver to Agent an Interim Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the fifteenth (15th) and last day of each month, as applicable, and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement);

(c) deliver to Agent a Pro-Forma Borrowing Base Certificate in form and substance satisfactory to Agent (which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) on any Business Day that Borrower seeks to obtain Advances or Letters of Credit that are not capable of being obtained under a Non-Interim Borrowing Base Certificate or Interim Borrowing Base Certificate;

(d) on or before Wednesday of each week, deliver to Agent weekly cash forecasts showing Borrower’s projected cash flows for the next four weeks; and

(e) as soon as available, but in no event more than ten (10) days after the Financial Reporting Deadline for each month, deliver to Agent accounts receivable agings inclusive of reconciliations to the general ledger, accounts payable schedules inclusive of reconciliations to the general ledger and Inventory reports.

In addition, Borrower will deliver to Agent at such intervals as Agent may require (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, (iv) Deposit Account and Investment Property schedules and statements, and (v) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Collateral by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

9.3 Environmental Reports.

Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President or Chief Financial Officer of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all federal, state and local Environmental Laws. To the extent Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower will implement in order to achieve full compliance.

9.4 Litigation.

Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting Borrower or FCStone Group, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral or which could reasonably be expected to have a Material Adverse Effect.

9.5 Material Occurrences.

Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default, (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements, (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code, (d) each and every default by Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness, and (e) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

9.6 Government Accounts.

Notify Agent immediately if any of its Accounts arise out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

9.7 Annual Financial Statements.

Furnish Agent and Lenders within one hundred twenty (120) days after the end of each fiscal year of Borrower, financial statements of Borrower including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent (the “Accountants”). The report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) they have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based either no information came to their attention which to their knowledge constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain or have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8 and 7.11 hereof as of the end of Borrower’s fiscal year. In addition, the reports shall be accompanied by a Compliance Certificate.

9.8 Monthly Financial Statements.

Furnish Agent and Lenders not later than the Financial Reporting Deadline for each month, an unaudited balance sheet of Borrower and unaudited statements of income and stockholders’ equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower’s business. The reports shall be prepared in accordance with GAAP and in the same format as the audited annual financial statements described in Section 9.7 hereof and accompanied by a Compliance Certificate.

9.9 Other Reports.

Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower shall send to its members.

9.10 Additional Information.

Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Note have been complied with by Borrower including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

9.11 Projected Operating Budget.

Furnish Agent and Lenders, no later than thirty (30) days prior to the beginning of Borrower’s fiscal years commencing with fiscal year 2006, a month by month projected operating budget and cash flow of Borrower for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

9.12 Variances From Operating Budget.

Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and with the monthly reports for November, February, May and August of each year, a written report summarizing all material variances from budgets submitted by Borrower pursuant to Section 9.11 and a discussion and analysis by management with respect to such variances.

9.13 Notice of Suits, Adverse Events.

Furnish Agent with prompt written notice of (a) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Lender, and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

9.14 ERISA Notices and Requests.

Furnish Agent with immediate written notice in the event that (a) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (e) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter, (g) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice, (h) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, or (i) Borrower or any member of the Controlled Group knows that (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

9.15 Additional Documents.

Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

X. EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Nonpayment.

Failure by Borrower to purchase any equity in CoBank when required or to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

10.2 Breach of Representation.

Any representation or warranty made or deemed made by Borrower in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made. Notwithstanding anything to the contrary contained in this Agreement or the Other Documents, an Event of Default shall occur if any Non-Interim Borrowing Base Certificate indicates that the outstanding Advances exceed the lesser of the Maximum Advances Amount or the Formula Amount as of the last day of any month during the term of this Agreement, and such Event of Default shall not be capable of being cured by Borrower through any payment to Agent or other wise;

10.3 Financial Information.

Failure by Borrower to (i) furnish financial information when due or when requested, or (ii) permit the inspection of its books or records;

10.4 Judicial Actions.

Issuance of a notice of Lien, levy, assessment, injunction or attachment against Borrower’s Collateral or against a material portion of Borrower’s other property;

10.5 Noncompliance.

Except as otherwise provided for in this Article X, (i) failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant herein contained, or contained in any Other Document or any other agreement or arrangement, now or hereafter entered into between Borrower and Agent or any Lender, or (ii) failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is not cured within ten (10) days from the occurrence of such failure or neglect;

10.6 Judgments.

Any judgment or judgments are rendered against Borrower for an aggregate amount in excess of $100,000.00 and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment remains unsatisfied, or results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance) for more than thirty (30) consecutive days;

10.7 Bankruptcy.

Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8 Inability to Pay.

Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9 Affiliate Bankruptcy.

Any Affiliate or any Subsidiary of Borrower, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

10.10 Material Adverse Effect.

Any change in Borrower’s results of operations or condition (financial or otherwise) which in Agent’s opinion has a Material Adverse Effect;

10.11 Lien Priority.

Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.12 Cross Default.

A default of the obligations of Borrower under any other agreement to which it is a party (including, but not limited to, the Reimbursement Agreement between Borrower and CoBank dated December 1, 2002 that was executed in connection with the Industrial Revenue Bonds) shall occur which adversely affects its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable grace period;

10.13 Change of Ownership.

Any Change of Ownership or Change of Control shall occur;

10.14 Invalidity.

Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Agent or any Lender;

10.15 Licenses.

(i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrower the continuation of which is material to the continuation of Borrower’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent, or (ii) any agreement which is necessary or material to the operation of Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

10.16 Seizures.

Any portion of the Collateral shall be seized or taken by a Governmental Body, or Borrower or the title and rights of Borrower or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of a claim, litigation, suit or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

10.17 Operations.

The operations of Borrower’s business are interrupted at any time for more than eight (8) hours during any period of five (5) consecutive days, unless Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three (3) month period immediately preceding the initial date of interruption, and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if Borrower shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.18 Pension Plans.

An event or condition specified in Sections 7.16 or 9.14 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect;

10.19 Foreign Currency Deposits.

Failure by Borrower to convert deposits in Chinese currency at foreign banks to U.S. Dollars and/or pledge such deposits in Chinese currency as collateral under the AFG Asset Management Investment Facility Letter within fifteen (15) Business Days from the dates of deposit; provided, however, that the conversion to U.S. Dollars will not be required for deposits in Chinese currency that are offset by payables from Borrower to its customers in Chinese currency; or

10.20 Chinese Currency Facility.

Failure by Borrower to maintain the financial accommodations described in the AFG Trust Finance Credit Facility Letter (which provides for a line of credit of $20,000,000.00 or less in the aggregate) and the AFG Asset Management Investment Facility Letter (which provides for a margin exposure amount of five percent (5%) or less) or equivalent financial accommodations on terms and conditions and with other financial institutions acceptable to Agent, acting in good faith.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1 Rights and Remedies.

(a) Upon the occurrence of (i) an Event of Default pursuant to Sections 10.7 or 10.8, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter (such Default not having previously been cured), at the option of Required Lenders all Obligations may be declared to be immediately due and payable upon notice to Borrower, and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances, and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower. Upon the occurrence of any Event of Default and notice to Borrower thereof, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Borrower’s premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without any additional notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual irrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on the Agent to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is commercially reasonable for the Agent (i) to fail to incur expenses reasonably deemed significant by the Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Agent against risks of loss, collection or disposition of Collateral or to provide to the Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by the Agent would be commercially reasonable in the Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section.

(c) Nothwithstanding anything to the contrary contained in this Agreement or the Other Documents, Agent’s and Lender’s rights and remedies with respect to the Commercial Tort Claims related to, or proceeds arising from, litigation captioned FGDI, L.L.C. v. Portland Systems, Inc., et al., Civil Action No. CV-05-3969, Circuit Court, Mobile County, Alabama, shall be subject to the rights and remedies of the trustee, credit provider, and the issuers of the letters of credit to the trustee under The Industrial Development Board of the City of Mobile, Alabama Variable Rate Demand Industrial Development Revenue Bonds (FGDI, L.L.C. Project) Series 2002 in the original principal amount of $5,500,000.00 and any related documents.

11.2 Agent’s Discretion.

Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

11.3 Setoff.

Subject to Section 14.12, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply Borrower’s property held by Agent and such Lender to reduce the Obligations.

11.4 Rights and Remedies not Exclusive.

The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to the Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;

FOURTH, to the payment of all of the Obligations consisting of accrued fees owing to each of the Lenders and interest owing to Agent and each of the Lenders;

FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category, (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above, and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

12.1 Waiver of Notice.

Borrower hereby waives notice of non-payment of any of the Accounts, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay.

No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

XIII. EFFECTIVE DATE AND TERMINATION.

13.1 Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December 31, 2007 (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

13.2 Termination.

The termination of the Agreement shall not affect Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV. REGARDING AGENT.

14.1 Appointment.

Each Lender hereby designates CoBank to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fee set forth in Section 3.4), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2 Nature of Duties.

Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein. Upon the satisfaction of all Obligations in a complete and indefeasible manner (which shall include, without limitation, receipt of confirmed, wired funds), Agent shall release any Mortgage and any other liens or security interests against the Collateral in favor of Agent or the other Lenders.

14.3 Lack of Reliance on Agent and Resignation.

Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

14.4 Certain Rights of Agent.

If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

14.5 Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, telecopier or electronic message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

14.6 Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.7 Indemnification.

To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.8 Agent in its Individual Capacity.

With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.9 Delivery of Documents.

To the extent Agent receives financial statements required under Article IX or Borrowing Base Certificates from Borrower pursuant to the terms of this Agreement which Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.10 Borrower’s Undertaking to Agent.

Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall satisfy Borrower’s obligations to make payments for the account of Lenders pursuant to this Agreement.

14.11 No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices, or (e) other procedures required under the CIP Regulations or such other laws.

14.12 Other Agreements.

Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. MISCELLANEOUS.

15.1 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applied to contracts to be performed wholly within the State of Colorado. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of Colorado, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this

Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.5 and service so made shall be deemed completed three (3) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Borrower waives the right to remove any judicial proceeding brought against Borrower in any state court to any federal court. Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the City and County of Denver, State of Colorado.

15.2 Entire Understanding.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section, from time to time, enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders (i) increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Advances Amount, (ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement, (iii) alter the definition of the term Required Lenders or alter, amend or modify this Section, (iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $100,000.00, (v) change the rights and duties of Agent, (vi) permit any Revolving Advance or Term Advance to be made if after giving effect thereto the total Advances outstanding hereunder would exceed one hundred five percent (105%) of the maximum Advances capable of being borrowed hereunder for more than sixty (60)

consecutive Business Days, (vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date, or (viii) release any guarantor or other third party obligor for the Obligations or any part thereof.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

In the event that Agent requests the consent of a Lender pursuant to this Section and such Lender shall not respond or reply to Agent in writing within five (5) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to CoBank or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event Agent elects to require any Lender to assign its interest to CoBank or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to CoBank or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, CoBank or the Designated Lender, as appropriate, and Agent.

Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (iii) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances and Term Advances at any time to exceed the sum of the maximum Advances capable of being borrowed hereunder minus the Maximum Undrawn Amount of all outstanding Letters of Credit, by up to ten percent (10%) of such sum for up to thirty (30) consecutive Business Days (the “Out-of-Formula Advances”). If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Advances, such Out-of-Formula Advances shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances or Term Advances, as applicable, consisting of Domestic Rate Advances; provided that, if Lenders do make Out-of-Formula Advances, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Article II of this Agreement. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the sum of the maximum Advances capable of being borrowed hereunder minus the Maximum Undrawn Amount of all outstanding Letters of Credit was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Accounts”, “Eligible Hedge Margin Accounts”, or “Eligible Inventory”, as applicable, becomes ineligible, collections of Accounts applied to reduce outstanding Revolving Advances or Term

Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances or Term Advances to exceed the sum of the maximum Advances capable of being borrowed hereunder minus the Maximum Undrawn Amount of all outstanding Letters of Credit by more than ten percent (10%), Agent shall use its efforts to have Borrower decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances and Term Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

In addition to (and not in substitution of) the discretionary Revolving Advances and Term Advances permitted above in this Section, the Agent is hereby authorized by Borrower and the Lenders, from time to time in the Agent’s sole discretion, (i) after the occurrence and during the continuation of a Default or an Event of Default, or (ii) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances and Term Advances to Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the maximum Revolving Advances capable of being borrowed hereunder.

15.3 Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.

(c) Any Lender may, with the consent of Agent which shall not be unreasonably withheld or delayed, sell, assign or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”, and together with each Participant, each a “Transferee” and collectively the “Transferees”), in minimum amounts of not less than $5,000,000.00, pursuant to a “Commitment Transfer Supplement”, in the form attached to this Agreement as Exhibit 15.3, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500.00 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

(e) Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower.

15.4 Application of Payments.

Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

15.5 Indemnity.

Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the indemnitees described above in this Section harmless from and against all liability in connection therewith.

15.6 Notice.

Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World

Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section) in accordance with this Section. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or CoBank at:

CoBank, ACB

P.O. Box 5110

Denver, Colorado 80217

5500 South Quebec Street

Greenwood Village, Colorado 80111

Attention: Theodore D. Tice, VP

Telephone: (303) 740-4000

Facsimile: (303) 740-4002

with a copy to:

Block Markus & Williams, LLC

1700 Lincoln Street, Suite 4000

Denver, Colorado 80203

Attention: Keith Block, Esq.

Telephone: (303) 830-0800

Facsimile: (303) 830-0809

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrower:

FGDI, L.L.C.

P.O. Box 149

19901 North Dixie Highway, Suite B

Bowling Green, Ohio 43402

Attention: Steven J. Speck, President and Chief Executive Officer

Telephone: (419) 373-6311

Facsimile: (419) 352-6710

with a copy to:

Dickinson, Mackaman, Tyler & Hagen, P.C.

1600 Hob Tower, 699 Walnut Street

Des Moines, Iowa 50309

Attention: Richard A. Malm, Esq.

Telephone: (515) 246-4516

Facsimile: (515) 246-4550

15.7 Survival.

The obligations of Borrower under Sections 2.2(g), 3.8, 3.9, 3.10, 4.19(h), and 15.5 and the obligations of Lenders under Section 14.7, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

15.8 Severability.

If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9 Expenses.

All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, documents and instruments, may be charged to Borrower’s Account and shall be part of the Obligations.

15.10 Injunctive Relief.

Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11 Damages.

Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

15.12 Captions.

The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

15.13 Counterparts; Facsimile Signatures.

This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

15.14 Construction.

The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

15.15 Confidentiality; Sharing Information.

Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law or court order, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement.

15.16 Publicity.

Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

15.17 Certifications From Banks and Participants; USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations (a) within 10 days after the Closing Date, and (b) as such other times as are required under the USA Patriot Act.

15.18 Amendment and Restatement of Previous Loan Documents; No Novation.

This Agreement amends and restates the Master Loan Agreement between Borrower and CoBank dated March 25, 2005 and related Statused Revolving Credit Supplement and Statused Revolving Term Loan Supplement in their entirety but does not constitute a novation thereof.

[Remainder of page intentionally left blank]

[FIRST SIGNATURE PAGE TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT BETWEEN COBANK, ACB (AS LENDER AND AS AGENT) AND FGDI, L.L.C. (BORROWER) DATED MARCH 28, 2006]

15.19 Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Each of the parties has signed this Agreement as of the day and year first above written.

FGDI, L.L.C.
as Borrower

By:	/s/ Steven J. Speck
Name:	Steven J. Speck
Title:	President and Chief Executive Officer

STATE OF OHIO         )

                              ) ss.

COUNTY OF WOOD  )

On this 28th day of March, 2006, before me personally came Steven J. Speck, to me known, who, being by me duly sworn, did depose and say that he is the President and Chief Executive Officer of FGDI, L.L.C., the limited liability company described in and which executed the foregoing instrument; and that he signed his name thereto by order of the management committee of said limited liability company.

/s/ Donald Eugene Finn
Notary Public for the State of Ohio
My commission expires: 5/22/08

[SECOND SIGNATURE PAGE TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT BETWEEN COBANK, ACB (AS LENDER AND AS AGENT) AND FGDI, L.L.C. (BORROWER) DATED MARCH 28, 2006]

15.20 Jury Waiver.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Each of the parties has signed this Agreement as of the day and year first above written.

FGDI, L.L.C.
as Borrower

By:	/s/ Jean Bratton
Name:	Jean Bratton
Title:	Vice President and Chief Financial Officer

STATE	OF IOWA )

                                       ) ss.

COUNTY OF POLK             )

On this 28th day of March, 2006, before me personally came Jean Bratton, to me known, who, being by me duly sworn, did depose and say that she is a Vice President and Chief Financial Officer of FGDI, L.L.C., the limited liability company described in and which executed the foregoing instrument; and that she signed her name thereto by order of the management committee of said limited liability company.

/s/ David A. Bolte
Notary Public for the State of Iowa
My commission expires: 07/30/08

[THIRD SIGNATURE PAGE TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT BETWEEN COBANK, ACB (AS LENDER AND AS AGENT) AND FGDI, L.L.C. (BORROWER) DATED MARCH 28, 2006]

COBANK ACB,
as Lender and as Agent

By:	/s/ Theodore D. Tice
Name:	Theodore D. Tice
Title:	Vice President

Commitment Percentage: 100%

List of Exhibits and Schedules

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 2.1(b)	Revolving Advances Note
Exhibit 2.2(a)	CoBank Delegation and Wire and Electronic
Transfer Authorization Form
Exhibit 2.4(b)	Term Advances Note
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(j)	Financial Condition Certificate
Exhibit 15.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(h)	Deposit and Investment Accounts
Schedule 4.19	Real Property
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.20	Application of Certain Laws and Regulations
Schedule 6.9	Federal Securities Laws